Mid-Con Energy Partners, LP Enters the Gulf Coast Region with the Acquisition of a Mature Waterflood Unit and Announces Operating and Financial Results for the Second Quarter 2014

DALLAS, August 4, 2014 – Mid-Con Energy Partners, LP (NASDAQ: MCEP) (“Mid-Con Energy” or the “Partnership”) through its wholly owned subsidiary, Mid-Con Energy Properties, LLC, announces that it has entered into a definitive agreement to acquire net proved developed producing oil reserves estimated at 658 thousand barrels of oil for an aggregate purchase price of approximately $19.4 million. The acquisition, subject to customary post-closing adjustments, will be funded with available cash and borrowings under the Partnership's revolving credit facility and is expected to close on August 29, 2014, with an effective date of July 1, 2014.

The acquired position, the Liberty South Waterflood Unit (“Liberty South”), is a mature waterflood producing from a piercement salt dome underlying acreage in Liberty County, Texas. Liberty South is expected to provide Mid-Con Energy with high margin cash flow emanating from stable, low-decline oil production sold into the Louisiana Light Sweet (“LLS”) market. The asset is a unitized secondary oil recovery project that has been under waterflood since 2011 with underlying declines projected at less than 8% per annum over the next 3 years. Mid-Con Energy will operate Liberty South and will hold an approximate 90% working interest.

“The addition of Liberty South will help diversify our portfolio, both by adding valuable, wide-margin production and by providing Mid-Con Energy with an attractive Gulf Coast platform upon which to build,” noted Jeff Olmstead, Mid-Con Energy’s Chief Executive Officer. “This acquisition will, in our assessment, be immediately accretive to distributable cash flow per unit. Combined with our acquisition of the Oilton Field, announced last week and expected to close tomorrow, we believe the Partnership will be in a position to meet our goals of growing distributions and lowering debt to EBITDA in 2014.”

LIBERTY SOUTH ACQUISITION HIGHLIGHTS(1)

•	Mid-Con Energy acquires ~90% working interest and will assume operatorship upon closing

•	Waterflood unit is comprised of seven producing wells, two injection wells, and one water supply well

•	Reserves 100% PDP comprised of 99% oil, reserve-to-production ratio of roughly 11.7 years

•	Estimated net proved oil reserves of 658 Mboe acquired at ~$29.48 per barrel

•	Average net production of 154 Bbl/d during the first two months of the second quarter 2014 acquired at ~$128k per flowing barrel

•	Production sold into the Gulf Coast market at a LTM differential to LLS of -$4.31/bbl or -4.1%

•	Underlying decline rate projected to average less than 8% per annum over the next 3 years

•	LOE costs forecast to average $14/bbl over the next 3 years

•	Production tax rate approximates 4.6%

•	Projected to be immediately accretive to Distributable Cash Flow per unit
(1) Based on unaudited reserve estimates and preliminary internal assumptions
Mid-Con Energy also announces operating and financial results for the second quarter ended June 30, 2014.  “We are disappointed with these results that are below expectations for this quarter,” commented Jeff Olmstead.  “Our estimates regarding timing of injection responses in certain waterflood units were too optimistic, resulting in lower than expected output and consequently higher operating costs for this period.  Importantly, at this point we do not see this as a problem with the waterflood units, but rather a timing issue on response which is difficult to forecast in waterflooding.  To offset this shortfall in production for the current period, and to reduce the impact in future periods, we have stepped up our acquisition activities with several third party acquisitions and drop down acquisitions from our affiliate, Mid-Con Energy III, LLC.  Including today’s announced acquisition agreement, we have reached definitive agreements to acquire four asset packages totaling approximately $124MM, or roughly 20% of our current enterprise value in 2014.  I am confident these steps will help reposition the production outlook, enabling us to meet our commitment to our unitholders by delivering the consistent, wide-margin, oil-weighted growth Mid-Con Energy unitholders have received in the past.”

SECOND QUARTER 2014 HIGHLIGHTS

•	Production averaged 2,725 Boe/d, an increase of 3.9% sequentially and 5.1% year-over-year

•	Prices, inclusive of hedge realizations, averaged $89.77/Boe, up 1.4% sequentially and down 2.9% year-over-year

•	LOE averaged $26.60/Boe, an increase of 33.8% sequentially and 67.6% year-over-year

•	Adjusted EBITDA, a non-GAAP measure, was $12.7 million, flat sequentially and down 20.9% year-over-year

•	Distributable Cash Flow, a non-GAAP measure, was $10.0 million, flat sequentially and down 21.4% year-over-year

•	The Board of Directors of Mid-Con Energy’s general partner approved a quarterly cash distribution of $0.515 per unit, or $2.06 per unit on an annualized basis, on July 24, 2014

•
Acquisition closed on May 1, 2014 acquiring additional working interest in various Southern Oklahoma waterflood units for $7.4 million, adding 0.3 MMboe of net proved reserves (57% PDP, 33% PDNP, 11% PUD & 99% oil) for ~$25/boe and 90 Boe/d of net production at ~$82k/flowing boe

•
Acquisition announced on July 24, 2014 to acquire a 97% working interest in the Oilton Field located in Northeastern Oklahoma for $56.5 million, adding 2.622 MMboe of net proved reserves (88% PDP, 12% PUD, & 90% oil) for ~$22/boe and 410 Boe/d of net production at ~$138k/flowing boe

•
Acquisition announced on August 4, 2014 to acquire a 90% working interest in the Liberty South Waterflood Unit located along the Texas Gulf Coast for $19.4 million, adding 0.658 MMboe of net proved reserves (100% PDP & 99% oil) for ~$30/Boe and 154 Bbl/d of net production at ~$128k/flowing Boe

The following table reflects selected operating and financial results for the second quarter of 2014, compared to the first quarter of 2014 and second quarter of 2013. Mid-Con Energy’s unaudited condensed consolidated financial statements are included in the supplemental tables of this press release.

	Three Months Ended
	June 30,	March 31,	June 30,
($ in thousands)	2014	2014	2013
Average daily oil production (Bbl/d)	2,692	2,578	2,527
Average daily natural gas production (Mcf/d)	209	233	396
Average daily total production (Boe/d) (1)	2,725	2,622	2,593

Revenues, including net commodity derivative settlements	$22,263	$20,886	$21,819
Operating Expenses	$14,545	$17,393	$11,432
Net Income	$3,847	$1,561	$10,538
Gain (loss) on unsettled derivatives	$(2,819)	$(1,692)	$960
Net Income, excluding gain (loss) on unsettled derivatives(2)	$6,666	$2,688	$9,578
Adjusted EBITDA (2)	$12,699	$12,722	$16,054
Distributable Cash Flow (2)	$10,042	$10,099	$12,776

Distributable Cash Flow per unit (2)(3)	$0.467	$0.471	$0.650
Distribution to Unitholders	$0.515	$0.515	$0.515
Distribution Coverage (2)(3)	0.91x	0.92x	1.26x
(1) Production volumes in Boe equivalents calculated at a Btu conversion rate of six Mcf per Bbl.
(2) Non-GAAP financial measures. Please refer to the related disclosure and reconciliation of net income to Adjusted EBITDA and Distributable Cash Flow included in this press release.
(3) Based on units outstanding (in thousands) as of August 4, 2014 (21,489), May 6, 2014 (21,422), and August 7, 2013 (19,656), respectively.

SECOND QUARTER 2014 RESULTS
Production - Production for the second quarter of 2014 was 248 MBoe, or 2,725 Boe/d. On a daily basis, this represents a 3.9% increase from the first quarter of 2014 and a 5.1% increase year-over-year. The increase in sequential and year-over-year volumes was primarily due to the Hugoton and Southern Oklahoma acquisitions, partially offset by underlying production declines.

Price Realizations - Oil & natural gas sales were $24.3 million in the second quarter of 2014 or $98.13/Boe of production. This represents a 6.2% increase from the first quarter of 2014 and a 9.7% increase year-over-year. Hedge settlements were negative $2.1 million in the second quarter of 2014 or negative $8.35/Boe. Hedge settlements for the first quarter of 2014 and the second quarter of 2013 were negative $3.90/Boe and $3.00/Boe, respectively. Realized revenues per Boe of production registered $89.77/Boe, up 1.4% sequentially and down 2.9% year-over-year.

Operating Revenues - Operating revenues, which include the effect of settled commodity derivatives but exclude the net impact of unsettled commodity derivatives, were $22.3 million in the second quarter of 2014. This represents a 6.6% increase from the previous quarter and a 2.0% increase from the second quarter of 2013. The positive sequential variance was attributable to 3.9% higher production and 1.4% higher prices. On a year-over-year basis the positive variance was the result of 5.1% higher daily production partially offset by 2.9% lower prices.

Lease Operating Expenses (“LOE”) - LOE were $6.6 million, or $26.60/Boe, in the second quarter of 2014, a 33.8% increase from the first quarter of 2014 and a 67.6% increase from the second quarter of 2013. Higher LOE, both sequentially and year-over-year, were attributable to i) the incremental contribution to the portfolio from acquisitions with higher operating costs, ii) lower than anticipated injection responses from the conversion of certain production wells into injection wells, and iii) an unusually higher number of non-recurring workover costs during the period.

Production Taxes - Production taxes in the second quarter of 2014 were $1.5 million, or $6.02/Boe, reflecting an effective tax rate of 6.1%. The effective tax rates for the first quarter of 2014 and the second quarter of 2013 were 6.2% and 4.1%, respectively. Production taxes increased due to the expiration of a reduced production tax on a large majority of our production that qualified for the Oklahoma Enhanced Recovery Project Gross Production Tax Exemption

Depreciation, Depletion, and Amortization Expenses (“DD&A”) – DD&A expenses for the second quarter of 2014 were $4.7 million, or $18.84/Boe. On a per Boe basis, second quarter 2014 results reflect a 21.4% increase over the previous quarter and a 13.8% increase over the second quarter of 2013. Higher DD&A costs largely reflect inclusion of the Hugoton and Southern Oklahoma acquisitions into the portfolio.

General and Administrative Expenses (“G&A”) - G&A expenses during the second quarter of 2014 were $1.7 million, or $6.96/Boe, and included $0.3 million in non-cash equity-based compensation expense related to the Partnership’s long-term incentive program. This represents a 77.4% decrease from the first quarter of 2014 and an 33.8% increase year-over-year. The sequential decrease reflects lower non-cash equity based compensation expenses while the year-over-year variance reflects higher non-recurring legal and professional services costs related to the Hugoton and Southern Oklahoma acquisitions as well as the filing costs of our May 2014 Registration Statement.

Operating Expenses - Operating expenses were $14.5 million, or $58.65/Boe, in the second quarter of 2014, 20.4% lower than the previous quarter and 21.1% higher year-over-year. The positive sequential variance was attributable lower G&A expenses, partially offset by higher LOE, DD&A and production taxes. The higher variance year-over-year was mainly attributable to higher lease operating expenses, DD&A, and production taxes.

Interest Expense - Interest expense for the second quarter of 2014 were $1.1 million, a 30.7% increase from the first quarter of 2014 and a 30.0% increase from the second quarter of 2013. The increase in interest expense was attributable to higher borrowings outstanding from our revolving credit facility during the three months ended June 30, 2014. The average effective interest rate was approximately 2.81% in the second quarter of 2014 compared to 2.70% in the first quarter of 2014 and 2.78% in the second quarter of 2013.
Net Income - For the second quarter of 2014, Mid-Con Energy reported net income of $3.8 million, or $0.18 per limited partner unit (basic and diluted), based on an average of 21.1 million limited partner units outstanding during the period. Net income for the first quarter of 2014 was $1.6 million, or $0.08 per limited partner unit (diluted), based on an average of 20.0 million limited partner units outstanding during the period. For the second quarter of 2013, net income was $10.5 million, or $0.54 per limited partner unit (basic and diluted), based on an average of 19.2 million limited partner units outstanding during the period. The change was primarily attributable to the unfavorable net effect of our derivatives, higher LOE, DD&A costs, and production taxes, partially offset by higher sales volumes.

Adjusted EBITDA - Adjusted EBITDA, a non-GAAP measure, for the second quarter of 2014 was $12.7 million, flat sequentially and 20.9% below Adjusted EBITDA for the second quarter of 2013. Lower net income including higher operating expenses unfavorably impacted Adjusted EBITDA for the second quarter of 2014.

Distributable Cash Flow (“DCF”) - DCF, a non-GAAP measure, for the second quarter of 2014 was $10.0 million after subtracting $1.0 million in cash interest expense and $1.7 million in estimated maintenance capital expenditures from Adjusted EBITDA. Relative to the first quarter of 2014 and the second quarter of 2013, DCF was flat and down 21.4%. respectively.

DCF Coverage – DCF coverage, a non-GAAP measure, for the second quarter of 2014 was 0.91x, based on 21.1 million limited partner units and 360,000 general partner units outstanding as of August 4, 2014. DCF coverage for the first quarter of 2014 was 0.92x while DCF coverage for the second quarter of 2013 was 1.26x.

SECOND QUARTER 2014 CASH DISTRIBUTION
On July 24, 2014, the Board of Directors of Mid-Con Energy’s general partner approved a quarterly cash distribution of $0.515 per unit, or $2.06 per unit on an annualized basis, for the quarter ended June 30, 2014. This amount is unchanged from the first quarter of 2014 distribution and the second quarter of 2013 distribution. The second quarter 2014 cash distribution will be paid August 11, 2014 to unitholders of record at the close of business on August 4, 2014.

HEDGING SUMMARY
Mid-Con Energy enters into various commodity derivative contracts intended to achieve more predictable cash flows and to reduce exposure to commodity market volatility. The objective of the Partnership’s hedging program is to secure distributable cash flows, and to be better positioned to increase quarterly distributions over time while also retaining some ability to participate in upward movements in commodity prices. Mid-Con Energy uses a phased approach to hedging, looking up to 48 months forward while targeting a higher percentage of total production hedged within the nearest 12 months. Complementing the primary hedging strategy described above, Mid-Con Energy intends to enter into additional commodity derivative contracts in connection with material increases in estimated production or at times when management believes market conditions or other circumstances suggest that it is prudent to do so.

As of August 4, 2014 the following table reflects volumes of Mid-Con Energy’s production secured by commodity derivative contracts, with the corresponding prices at which the production is hedged:

OIL HEDGES	3Q 2014	4Q 2014	1Q 2015	2Q 2015	3Q 2015	4Q 2015
WTI Swap Volume (Bbl/d)	2,473	2,446	2,500	2,473	667	667
Price ($/Bbl)	$93.79	$93.79	$94.76	$94.28	$91.04	$91.04

Production Guidance (Boe/d)(1)	2,900	2,900	2,900	2,900	2,900	2,900
% Hedged	85%	84%	86%	85%	23%	23%
Production Wtd. Avg. ($/Boe)(2)	$79.96	$79.10	$81.69	$80.38	$20.93	$20.93
(1) Production guidance refers to the mid-point of FY2014 production guidance (2) Production weighted average price reflects secured revenues divided by the mid-point of FY2014 production guidance

LIQUIDITY AND BORROWING BASE SUMMARY
As of June 30, 2014, Mid-Con Energy’s total liquidity of $32.8 million was comprised of $1.8 million in cash and cash equivalents and $31.0 million of available borrowings under the Partnership's $170 million borrowing base from its credit facility. The next scheduled semi-annual borrowing base redetermination is scheduled to occur on or about October 31, 2014.

SECOND QUARTER 2014 CONFERENCE CALL
As announced on July 24, 2014, Mid-Con Energy’s management will host a conference call on Tuesday, August 5, 2014 at 11:00 a.m. ET. Interested parties are invited to participate via telephone by dialing 1-877-847-5946 (Conference ID: 78962826) at least five minutes prior to the scheduled start time of the call, or via webcast by clicking on “Events & Presentations” in the investor relations section of the Mid-Con Energy website at www.midconenergypartners.com.

A replay of the conference call will be available through August 12, 2014 by dialing 1-855-859-2056 (Conference ID: 78962826). Additionally, a webcast archive will be available at www.midconenergypartners.com.

QUARTERLY REPORT ON FORM 10-Q
Certain financial results included in this press release and related footnotes will be available in Mid-Con Energy’s June 30, 2014 Quarterly Report on Form 10-Q, which will be filed on or about August 5, 2014.

UPCOMING CONFERENCES
Mid-Con Energy's management team is scheduled to participate in the following conferences:

•	EnerCom’s The Oil and Gas Conference® - Monday, August 18, 2014 at 6:25 p.m. ET in Denver, CO. A webcast will be available at www.theoilandgasconference.com.

•	Citi One-on-One MLP / Midstream Infrastructure Conference - August 20, 2014 in Las Vegas, NV.

•	IPAA OGIS San Francisco - Tuesday, September 23, 2014 at 1:35 p.m. ET in San Francisco, CA.
Corresponding presentation slides will be made available no later than the morning of each event by clicking on "Events & Presentations" in the investor relations section of the Mid-Con Energy website at www.midconenergypartners.com.

ABOUT MID-CON ENERGY PARTNERS LP
Mid-Con Energy is a publicly held Delaware limited partnership formed in December 2011 to own, operate, acquire, exploit and develop producing oil and natural gas properties in North America, with a focus on Enhanced Oil Recovery (“EOR”). Mid-Con Energy’s core areas of operation are located in Southern Oklahoma, Northeastern Oklahoma, the Gulf Coast and the Hugoton. For more information, please visit Mid-Con Energy's website at www.midconenergypartners.com.

FORWARD LOOKING STATEMENTS
This press release includes "forward-looking statements" — that is, statements related to future, not past, events within meaning of the federal securities laws. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address expected future business and financial performance, and often contain words such as "anticipate," "believe," “estimate,” "intend," "expect," "plan," “project,” “should,” “goal,” “forecast,” “guidance,” “could,” “may,” “continue,” “might,” “potential,” “scheduled,” or "will" or other similar words. These forward-looking statements involve certain risks and uncertainties and ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. For further discussion of risks and uncertainties, you should refer to Mid-Con Energy's filings with the Securities and Exchange Commission (“SEC”) available at www.midconenergypartners.com or www.sec.gov. Mid-Con Energy undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement and our SEC filings. Please see the risks and uncertainties detailed in the "Forward Looking Statements" of our public filings.

INVESTOR RELATIONS CONTACT
Krista McKinney
(972) 479-5980
kmckinney@midcon-energy.com

Mid-Con Energy Partners, LP and subsidiaries
Condensed Consolidated Balance Sheets
(in thousands, except number of units)
(Unaudited)

	June 30, 2014	December 31, 2013
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,840	$1,434
Accounts receivable:
Oil and natural gas sales	8,203	6,778
Other	75	104
Derivative financial instruments	—	153
Prepaids and other	392	191
Total current assets	10,510	8,660
PROPERTY AND EQUIPMENT:
Oil and natural gas properties, successful efforts method:
Proved properties	281,926	216,680
Accumulated depletion, depreciation and amortization	(44,483)	(36,148)
Total property and equipment, net	237,443	180,532
DERIVATIVE FINANCIAL INSTRUMENTS	—	48
OTHER ASSETS	841	843
Total assets	$248,794	$190,083
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable:
Trade	$2,991	$2,184
Related parties	5,497	2,982
Derivative financial instruments	5,372	1,627
Accrued liabilities	369	432
Total current liabilities	14,229	7,225
OTHER LONG-TERM LIABILITIES	115	128
LONG-TERM DEBT	139,000	112,000
ASSET RETIREMENT OBLIGATIONS	4,770	3,942
COMMITMENTS AND CONTINGENCIES
EQUITY, per accompanying statements:
Partnership equity
General partner interest	1,438	1,716
Limited partners- 21,059,141 and 19,319,362 units issued and outstanding as of June 30, 2014 and December 31, 2013, respectively	89,242	65,072
Total equity	90,680	66,788
Total liabilities and equity	$248,794	$190,083

Mid-Con Energy Partners, LP and subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except per unit data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenues:
Oil sales	$24,216	$20,926	$45,854	$40,924
Natural gas sales	119	184	288	362
Net settlements on derivatives	(2,072)	709	(2,993)	1,382
Gain (loss) on unsettled derivatives, net	(2,819)	960	(3,946)	(833)
Total revenues	19,444	22,779	39,203	41,835
Operating costs and expenses:
Lease operating expenses	6,596	3,745	11,287	7,091
Oil and natural gas production taxes	1,493	873	2,849	1,663
Impairment of proved oil and natural gas properties	—	1,578	—	1,578
Depreciation, depletion and amortization	4,672	3,908	8,335	7,371
Accretion of discount on asset retirement obligations	59	39	111	77
General and administrative	1,725	1,289	9,356	8,037
Total operating costs and expenses	14,545	11,432	31,938	25,817
Income from operations	4,899	11,347	7,265	16,018
Other income (expense):
Interest income and other	2	3	4	4
Interest expense	(1,054)	(812)	(1,861)	(1,425)
Total other expense	(1,052)	(809)	(1,857)	(1,421)
Net income	$3,847	$10,538	$5,408	$14,597
Computation of net income per limited partner unit:
General partners’ interest in net income	$65	$194	$93	$269
Limited partners’ interest in net income	$3,782	$10,344	$5,315	$14,328

Net income per limited partner unit:
Basic	$0.18	$0.54	$0.26	$0.75
Diluted	$0.18	$0.54	$0.26	$0.75

Weighted average limited partner units outstanding:
Limited partner units (basic)	21,061	19,230	20,532	19,189
Limited partner units (diluted)	21,082	19,230	20,557	19,189

Mid-Con Energy Partners, LP and subsidiaries
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Six Months Ended June 30,
	2014	2013
Cash Flows from Operating Activities:
Net income	$5,408	$14,597
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	8,335	7,371
Debt placement fee amortization	92	84
Accretion of discount on asset retirement obligations	111	77
Impairment of proved oil and natural gas properties	—	1,578
Loss on unsettled derivative instruments, net	3,946	833
Equity-based compensation	5,764	4,768
Changes in operating assets and liabilities:
Accounts receivable	(1,425)	(364)
Other receivables	29	403
Prepaid and other	(201)	(363)
Accounts payable and accrued liabilities	3,400	599
Net cash provided by operating activities	25,459	29,583
Cash Flows from Investing Activities:
Additions to oil and natural gas properties	(16,062)	(14,533)
Acquisitions of oil and natural gas properties	(14,607)	(28,704)
Net cash used in investing activities	(30,669)	(43,237)
Cash Flows from Financing Activities:
Proceeds from line of credit	61,000	66,000
Payments on line of credit	(34,000)	(33,000)
Distributions paid	(21,294)	(19,588)
Debt issuance costs	(90)	—
Net cash provided by financing activities	5,616	13,412
Net increase (decrease) in cash and cash equivalents	406	(242)
Beginning cash and cash equivalents	1,434	1,053
Ending cash and cash equivalents	$1,840	$811

Supplemental Cash Flow Information:
Cash paid for interest	$1,823	$1,339
Non-Cash Investing and Financing Activities:
Accrued capital expenditures - oil and natural gas properties	$785	$442
Limited partner units issued - acquisition of oil properties	$34,001	$—

NON-GAAP FINANCIAL MEASURES
This press release, financial tables and other supplemental information include “Adjusted EBITDA” and “Distributable Cash Flow”, each of which are non-generally accepted accounting principles (“Non-GAAP”) measures used by our management to describe financial performance with external users of our financial statements.

The Partnership believes the Non-GAAP financial measures described above are useful to investors because these measurements are used by many companies in its industry as a measurement of financial performance and are commonly employed by financial analysts and others to evaluate the financial performance of the Partnership and to compare the financial performance of the Partnership with the performance of other publicly traded partnerships within its industry.

Adjusted EBITDA and Distributable Cash Flow should not be considered an alternative to net income, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.

Adjusted EBITDA is defined as net income (loss) plus:

•	Interest expense, net;

•	Depreciation, depletion and amortization;

•	Accretion of discount on asset retirement obligations;

•	Loss (gain) on unsettled derivatives, net;

•	Equity-based compensation;

•	Impairment expenses;

•	Dry hole costs and abandonments of unproved properties; and

•	Loss (gain) on sale of asset, net.

Distributable Cash Flow is defined as Adjusted EBITDA less:

•	Cash interest expense; and

•	Estimated maintenance capital expenditures.

Reconciliation of Net Income to Adjusted EBITDA and Distributable Cash Flow
(in thousands)
	Three Months Ended
	June 30,	March 31,	June 30,
	2014	2014	2013
Net income	3,847	1,561	10,538
Interest expense, net	1,052	805	809
Depreciation, depletion and amortization	4,672	3,663	3,908
Accretion of discount on asset retirement obligations	59	52	39
Loss (gain) on unsettled derivatives, net	2,819	1,127	(960)
Equity-based compensation	250	5,514	142
Impairment of proved oil and natural gas properties	—	—	1,578
Adjusted EBITDA	$12,699	$12,722	$16,054

Less:
Cash interest expense	$957	$866	$779
Estimated maintenance capital expenditures	1,700	1,757	2,499
Distributable Cash Flow	$10,042	$10,099	$12,776